Exhibit 10.8

Graphite Bio, Inc.

September 14, 2020

Philip Gutry

Via Electronic Delivery

Dear Philip:

It is my great pleasure to present this offer letter to you to join Graphite Bio, Inc. (the “Company”) as our Chief Business Officer (CBO) and Head of Finance and Investor Relations. The entire Board and I are very excited to have you as a member of the Graphite Bio team. Your experiences and accomplishments are consistent with the impact we hope to have at Graphite Bio on science and on patients, and we look forward to your many contributions to the Company.

1. Position. Your initial title will be Chief Business Officer and Head of Finance and Investor Relations, and you will initially report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $375,000.00 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion. In addition, in the first payroll following your commencement of employment with the Company, you will receive a one-time bonus of $50,000.00 (the “Signing Bonus”), less applicable deductions and withholdings. Notwithstanding the foregoing, if your employment with the Company is terminated voluntarily by you, prior to the twelve (12) month anniversary of your start date as an employee of the Company, you agree that you will not have earned the Signing Bonus or any prorated portion thereof and that you will be required to pay the full $50,000.00 of the Signing Bonus to the Company within thirty (30) days of the end of your employment.

3. Annual Performance Bonus. You will be eligible to earn an annual performance bonus. The Company will target the bonus at 30% of your annual salary rate, and that target will be prorated for calendar year 2020 to reflect the portion of the calendar year you were actually eligible to earn an annual performance bonus as of the Start Date. The actual bonus percentage is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The annual performance bonus, if any, shall be paid between January 1st and March 15th of the calendar year following the calendar year for which such bonus was earned. To earn an annual performance bonus for any particular calendar year of employment, (i) the Company and you must achieve applicable performance metrics, to be established and determined by the Company in its sole discretion, and (ii) you must remain employed by the Company on the date the bonus is paid (which will be no later than March 15th of the calendar year following the calendar year to which the bonus pertains). The bonus will also be subject to approval by and adjustment at the discretion of the Board and the terms of any applicable bonus plan.

Philip Gutry

September 14, 2020

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, and further subject to the Company’s approved Stock Option Plan, you will be granted an option to purchase 463,433 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board of Directors when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the stock option plan in effect at the time of the grant and the applicable stock option agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement. If within a Sale Event Window (as defined below), (a) the Company terminates your employment without Cause (as defined below), or (b) you terminate your employment for Good Reason (as defined below), and in either case other than as a result of death or disability, and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), and subject to your signing the Separation Agreement (as defined below) and the Separation Agreement becoming effective within sixty (60) days of such termination, then 100% of the shares that are subject to vesting and are unvested as of the date of such termination will immediately become fully vested (the “Double-Trigger Acceleration”); any forfeiture or lapsing of such shares shall be delayed until the sixtieth (60th) day after the date of such termination and shall only occur if the Separation Agreement does not become effective on or before that sixtieth (60th) day.

6. Termination. Subject to the terms of this Section 6, your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time during for no reason or for any reason not otherwise specifically prohibited by law, and any contrary representations that may have been made to you are superseded by this offer.

(a) Compensation and Benefits Upon Termination Generally. If your employment with the Company is terminated for any reason, the Company shall pay or provide to you any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation (if applicable under the Company’s vacation policy), and any vested benefits you may have under the Company’s employee benefit plans through the date of termination (the “Accrued Benefit”).

(b) Compensation and Benefits Upon Termination Without Cause or for Good Reason After the Second Tranche Closing Outside of a Sale Event Window. If your employment is terminated by the Company without Cause or by you for Good Reason, in either case, outside of a Sale Event Window, and if such termination occurs after the first date on which the Company has sold preferred stock with aggregate gross proceeds to the Company in the amount

Philip Gutry

September 14, 2020

of at least $20,000,000 cumulatively to such date (such date, the “Second Tranche Closing”), then, in addition to the Accrued Benefit and subject to you signing the Separation Agreement and the Separation Agreement becoming effective within sixty (60) days of such termination, the Company shall pay you the Severance Amount (defined below).

(c) Compensation and Benefits Upon Termination Without Cause or for Good Reason After the Second Tranche Closing During a Sale Event Window. If your employment is terminated by the Company without Cause or by you for Good Reason, in either case, during a Sale Event Window, and if such termination occurs after the Second Tranche Closing, then, in addition to the Accrued Benefit and subject to you signing the Separation Agreement and the Separation Agreement becoming effective within sixty (60) days of such termination, you shall be entitled to receive the Double-Trigger Acceleration and the Severance Amount.

(d) Definitions. For purposes of this offer, the following terms shall have the following definitions:

“Cause” means (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) your conviction of, or plea of nolo contendere to, (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any willful misconduct by you that would reasonably be expected to result in material injury or material reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iv) your continued willful non-performance of your responsibilities hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; (v) your willful breach of any obligation in the PIIA; (vi) an intentional, material violation by you of any of the Company’s written employment policies; or (vii) your failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

“Good Reason” means that you have complied with the Good Reason Process (defined below) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; provided that a Sale Event of the Company and subsequent conversion of the Company to a division or unit of the surviving or acquiring entity will not result in a material diminution absent a material diminution of your responsibilities, authority or duties with respect to such division or unit; (ii) a material diminution in your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all similarly situated employees; (iii) the Company shall have required that you relocate your principal work location to any place which is more than fifty (50) miles from your principal place of work as of the date of the commencement of your employment with the Company; or (iv) the material breach of this offer by the Company.

Philip Gutry

September 14, 2020

“Good Reason Process” means that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. For the avoidance of doubt, if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Sale Event” means (1) a merger or consolidation in which the Company is a constituent party (or in which a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation, or (2) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities, or (3) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Board in its sole discretion) of the assets of the Company other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, exclusive license or other disposition.

“Sale Event Window” means the period beginning three (3) months before and ending twelve (12) months following a Sale Event of the Company.

“Separation Agreement” means a separation agreement in a form satisfactory to the Company containing, among other provisions, a release of claims in favor of the Company and its related persons and entities, nondisparagement, and reaffirmation of post-employment continuing obligations to the Company under the PIIA.

“Severance Amount” means an amount equal to three (3) months of your final base salary rate, plus, if you are participating in the Company’s group health insurance plans on the effective date of termination and timely elect and remains eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or, if applicable, state or local insurance laws, three (3) months of the employer-paid portion of your COBRA premiums (including family coverage, if applicable). When due under Sections 6(b), the Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over three (3) months, commencing within sixty (60) days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last

Philip Gutry

September 14, 2020

day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination before the Separation Agreement became effective. The Severance Amount is intended, and shall be interpreted, to: (x) comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated thereunder; or (y) be exempt from Code Section 409A as a “short term deferral,” within the meaning of Treas. Reg. Section 1.409A-1(b)(4), or as “separation pay,” within the meaning of Treas. Reg. Section 1.409A-1(b)(9). In all events, this offer shall be interpreted and administered consistent with such intent. If the Severance Amount is to be paid in two or more installments, each installment shall be treated as a separate payment for purposes of Code Section 409A.

7. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”), a copy of which is attached hereto as Exhibit A.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

(c) Severance. If any payment or benefit you would receive from the Company pursuant to the Severance Amount or Double-Trigger Acceleration or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of 26 U.S. Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by 26 U.S. Code Section 4999 (the “Excise Tax”), then such Payment will be reduced to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local

Philip Gutry

September 14, 2020

employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments and/or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: reduction of current cash payments; reduction of deferred cash payments subject to 26 U.S. Code Section 409A; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your stock awards.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Sale Event will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Sale Event, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it will furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and you.

10. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco, California, in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on September 15, 2020. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before October 5, 2020.

Philip Gutry

September 14, 2020

I very much look forward to receiving your signed offer letter. Most importantly, I look forward to partnering with you to build an outstanding company that will transform science and medicine and profoundly alter the lives of our patients and their families.

Sincerely,

/s/ Josh Lehrer

Graphite Bio, Inc.

By:	Josh Lehrer, MD
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Philip Gutry
Signature of Employee

Dated: 9/15/20

Attachment:

Exhibit A: Proprietary Information and Inventions Agreement